INDEPENDENT AUDITORS’ REPORT AND CONSENT

The Board of Directors

QSound Labs, Inc.

We consent to incorporation by reference in the registration statements (No. 333-09228 and 333-82844) on Form S-8 of QSound Labs, Inc. of our report dated March 19, 2004, with respect to the consolidated balance sheets of QSound Labs, Inc. as at December 31, 2003 and 2002, and the related consolidated statements of operations and deficit and cash flows for each of the years in the three year period ended December 31, 2003, which report appears in the Annual Report on Form 20-F of QSound Labs, Inc. for the fiscal year ended December 31, 2003.

(Signed) KPMG LLP

Chartered Accountants

Calgary, Canada

March 29, 2004